11025 N. Torrey Pines Rd Suite 200 La Jolla, CA 92037

February 1, 2022

Via Hand Delivery
Klaus Wagner

Re: Final Day of Employment with Inhibrx

Dear Klaus:

In light of your resignation, this letter serves as confirmation that your employment with Inhibrx (the “Company”) is voluntarily terminated as of February 1, 2022 (the “Separation Date”). You have received or will receive payment on the Separation Date for all due and accrued wages earned through the Separation Date via the Company’s regular payroll direct deposit. You acknowledge that you are not entitled to severance or any other future payments.

If applicable, you may apply for unemployment with the State of California by accessing this website: https://www.edd.ca.gov/unemployment/Filing_a_Claim.htm.

Regarding your other benefits, your existing healthcare coverage will terminate on February 28, 2022, the last day of the month of your last day of employment. You will receive information regarding your entitlement to continue your health insurance at your own expense pursuant to COBRA under separate cover. If you are enrolled in the Inhibrx 401(k) Plan, shortly after your separation date, Fidelity will send you a letter notifying you that you are entitled to a distribution or rollover of your vested 401(k) balance, along with instructions to accomplish such distribution or rollover. Please follow the instructions provided. Alternatively, you may call Fidelity at 800-835-5097 any time.

You remain subject to the Proprietary Information and Inventions Agreement you signed in connection with your employment with the Company and agree to enter into that certain Release and Waiver of Claims. A copy of that Proprietary Information and Inventions Agreement and a copy of that Release and Waiver of Claims are enclosed herewith.

In light of your position as a Section 16 officer of the Company and your significant ownership interest in the Company, and in exchange for the Company’s promises and representations in this Agreement and in the enclosed Stock Option Extension Agreement and Mutual Waiver and Release Agreement, you agree that you will not sell or otherwise dispose of any Company stock beneficially owned by you prior to June 1, 2022. As of the Separation Date, you are not subject to any blackout period under the Company’s insider trading policy, and the above-mentioned restrictions will automatically terminate on June 1, 2022, at which time you will be free to sell or otherwise dispose of your Company Shares with no limitations. Notwithstanding the foregoing, you agree that you will not, directly or indirectly, buy or sell securities of the Company while in possession of material nonpublic information or engage in any other action to take advantage of, or pass on to others, that information, in each case, subject to any exemptions under law or pursuant to a trading plan.

Upon receiving your signature to this letter, the Company agrees to extend the expiration date for the exercise of your vested stock options to February 1, 2023, pursuant to that certain Stock Option Extension Agreement by and between you and the Company. A copy of that Stock Option Extension Agreement is enclosed herewith.

You also agree to complete a D&O Questionnaire to enable the Company to accurately report certain biological and other information for the Company’s Securities and Exchange Commission (“SEC”) disclosures.

You acknowledge and agree that from and after the Separation Date, the Company is not obligated to prepare or file any disclosures or documents required by the SEC on your behalf.

Please sign below to indicate your agreement with the terms of this letter. The Company wishes you the very best in your future endeavors.

Sincerely,

/s/ Mark Lappe

Mark Lappe
CEO

Acknowledged and Agreed:

/s/ Klaus Wagner
Klaus Wagner

Date: February 1, 2022

Enclosure: Proprietary Information and Inventions Agreement
Waiver and Release
Stock Option Extension Agreement